UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2012

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On January 11, 2012, Higher One, Inc. (“Higher One”) entered into a Deposit Processing Services Agreement (the “Agreement”) with Wright Express Financial Services Corporation, a Utah industrial bank (“Wright Express FSC”), for Federal Deposit Insurance Corporation-insured depository services.

Under the terms of the Agreement, Wright Express FSC will establish, provide and maintain Negotiable Order of Withdrawal accounts (“OneAccounts”) for a portion of Higher One’s customers in addition to providing other banking functions such as supplying cash for Higher One’s ATMs.  Higher One will provide processing and other administrative services at its cost, including customer services, and will maintain responsibility for the technology-related aspects of the OneAccounts.

Wright Express FSC’s compensation will be derived from investment returns earned on OneAccount deposits.  Higher One may earn a monthly processing fee based on amounts deposited in OneAccounts and prevailing interest rates.  Higher One will have the right to retain all revenue generated by or from the OneAccounts and Higher One’s ATMs, including but not limited to all fees, interchange and all other miscellaneous revenues.

The initial term of the Agreement is five years and will thereafter automatically renew for additional three-year terms unless either party gives written of notice of non-renewal 180-days prior to the term’s expiration.  Either party may terminate the Agreement, subject to customary notice periods and conditions for termination.   Upon termination of the Agreement, Wright Express FSC is obligated to transfer the OneAccount deposits to another institution that Higher One designates.  Beginning on December 1, 2012, Higher One will be required to keep a minimum deposit balance in connection with the OneAccounts at Wright Express FSC.

Higher One continues to hold productive discussions and negotiations with other potential bank partners.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2012, Dean Hatton informed the board of directors of Higher One Holdings, Inc. (the “Board”), that he intends to retire from his position as Chief Executive Officer and President.  In order to help ensure a smooth transition, Mr. Hatton will continue to serve as Chief Executive Officer and President until the effective date of his retirement, which has yet to be determined but will be on or before June 30, 2012.  Following his retirement, Mr. Hatton will continue to serve on the Board.

The Board has determined that upon the effective date of Mr. Hatton's retirement, Mark Volchek will become Chief Executive Officer and Miles Lasater will become President in addition to continuing to serve in his current capacity as Chief Operations Officer.  The registrant plans to hire a new Chief Financial Officer to be effective upon Mr. Hatton’s retirement, and until such time, Mr. Volchek will retain his position as Chief Financial Officer.

It is the intent of the Board to elect Mr. Lasater as chairman of the board after the 2012 annual stockholder meeting.  Additionally, Stewart Gross will continue to serve as lead independent director.

Item 7.01 Regulation FD Disclosure.

    On January 12, 2012, the registrant issued a press release announcing changes to its executive management team. The press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

    The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.       Description

99.1          Press Release dated January 12, 2012

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2012

HIGHER ONE HOLDINGS, INC.

By:  /s/ Mark Volchek
       _____________________________
       Mark Volchek
       Chief Financial Officer